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                                                                   EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We have issued our report dated May 30, 2001 accompanying the financial statements of Heritage Savings Bank, ssb, Terrell, Texas, as contained in the Registration Statement SB-2 of Heritage Bancshares, Inc., in the Notice of Intent to Convert to Stock Form of Heritage Savings Bank and in the Application for Conversion to be filed with the Securities and Exchange Commission, the Office of Thrift Supervision and the Texas Savings and Loan Department, respectively, on or about October 2, 2001. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."

Payne Falkner Smith & Jones, P.C.